Exhibit 10.1
Execution Copy

ASSET PURCHASE AGREEMENT

among

MDT ARMOR CORPORATION
a Delaware corporation

M.D.T. PROTECTIVE INDUSTRIES LTD.
an Israeli corporation

and

SHLADOT LTD.
an Israeli corporation

MDT-SHLADOT, INC.
a Delaware corporation

 June 20, 2012

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 20, 2012, is made and entered into by and between MDT Armor Corporation, a company incorporated in the State of Delaware, with its registered address at 308 Alabama Street, Auburn, Alabama 36830, USA (“MDT USA”), M.D.T. Protective Industries Ltd., a company incorporated in the State of Israel, with its registered address at 3 Israel Zmora Street, Northern Industrial Park, Lod 71293, Israel (“MDT Israel” and together with MDT USA, each a “Seller” and collectively the “Sellers”); and MDT-Shladot, Inc., a company incorporated in the State of Delaware, with its registered address at 1811 Silverside Road, Wilmington, Delaware 19810, USA (“Shladot USA”), and Shladot Ltd., a company incorporated in the State of Israel, with its registered address at 18 Keren Hayesod St., Kiryat Ata, Israel (“Shladot Israel” and together with Shladot USA, each a “Purchaser” and collectively the “Purchasers”).

W I T N E S S E T H:

WHEREAS, the Sellers desire to sell to the Purchasers all of the rights and interests of the Sellers in and to the MDT Israel Assets and the MDT USA Assets (as such terms are hereinafter defined) upon the terms and conditions of this Agreement; and

WHEREAS, the Purchasers desire to acquire from the Sellers all of the rights and interests of the Sellers in and to the MDT Israel Assets and the MDT USA Assets upon the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, unless otherwise stated in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section:

1.1.
“Acquired Contracts” means those Contracts listed on Schedule 1.1 and any other Contracts entered into by a Seller between the date hereof and the Closing Date and which may be added to Schedule 1.1 prior to a Closing by the Purchasers (subject to the consent of the Sellers, which consent shall not be unreasonably withheld).

1.2.
“Affiliate” means with respect to any Person at any given time (i) any other Person directly or indirectly controlling, controlled by or under common control with, such Person; (ii) any other Person owning or controlling 50% or more of the outstanding voting securities of such Person; (iii) an officer, director or partner of such Person; or (iv) if such Person is a natural person, a spouse, sibling, parent, child, grandchild of such Person or a child of such Person’s spouse. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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1.3.	“Agreement” means this Asset Purchase Agreement, including all annexes, exhibits and schedules thereto, as the same may hereafter be amended, novated, modified or supplemented from time to time.

1.4.	“Arotech” means Arotech Corporation, a company incorporated in the State of Delaware, with its headquarters at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, USA.

1.5.
“Assets” means all of the below listed assets and properties of the Sellers, which are owned by a Seller or in which a Seller has any rights or interest whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of a Seller, and all rights and interests of a Seller therein of any nature, kind and description, including the right to use and rights under express or implied warranties, and all approvals, consents, licenses and permits relating thereto. The Assets are:

1.5.1.	all Closing Inventory;

1.5.2.	all Tangible Personal Property;

1.5.3.	all Intangible Personal Property owned by a Seller or which a Seller has the legal right to use;

1.5.4.	all Licenses and Permits;

1.5.5.	all Acquired Contracts and a Seller’s rights thereunder;

1.5.6.	all Equipment;

1.5.7.
all accounts and other receivables of the Sellers (whether or not included in the Financial Statements), whether for goods sold or leased or services performed or to be performed that accrued following the Effective Time;

1.5.8.
all claims, causes of action, choices in action, rights of recovery and rights of set off against any Person to the extent pertaining to or arising out of the Sold Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

1.5.9.
all goodwill of the Business as a going concern, including the names and brand/trade/service names “MDT Armor”, “MDT Protective Industries”, “Armour of America” and “Armor of America” and any variations and derivatives thereof and including all associated domain names, URLs and logos;

1.5.10.	all cash, cash equivalents, checks, promissory notes or money orders received or receivable by a Seller in respect of any of the Assumed Liabilities;

1.5.11.
all books, data and records of a Seller to the extent they relate to the Business or operations of the Sellers, including client and customer lists, referral sources, research and development reports, production reports, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, copies of correspondence and other similar documents and records (provided that to the extent such books, data and records do not primarily relate to the Business or operations of the Sellers, then the Purchasers shall receive true and correct copies thereof, unless a Purchaser requires an original under Law) and, subject to applicable Law, copies of all of a Seller’s personnel records, irrespective of their nature;

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1.5.12.
all rights of a Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof to the extent arising from or relating to the Sold Assets or the Assumed Liabilities;

1.5.13.	all associations, memberships and other affiliations to trade organizations, non-for-profit organizations and other associations, to the extent transferrable;

1.5.14.	all insurance benefits, including rights and proceeds, to the extent arising from or relating to the Sold Assets or the Assumed Liabilities;

1.5.15.	all rights of the Sellers under express or implied warranties from suppliers or contractors with respect to the Sold Assets;

1.5.16.	the vehicles owned by MDT Israel set forth on Schedule 1.5.16; and

1.5.17.
all of the Sellers’ rights to receive and open mail and other communications arising from or relating to the Sold Assets or the Assumed Liabilities, provided however that if any of such mail and other communications does not exclusively relate to the Sold Assets or the Assumed Liabilities, then the Purchasers shall receive true and correct copies thereof, unless a Purchaser requires an original under Law.

1.6.	“Assumed Liabilities” means the following Liabilities only and do not include the Excluded Liabilities.

1.6.1.
unpaid or unperformed Liabilities of the Sellers which are set forth in Schedule 1.6.1 and which arise under the Acquired Contracts or the Licenses and Permits assigned to the Purchasers hereunder provided such Liabilities arise after the Effective Time, but do not arise out of any breach or default thereof prior to the Effective Time.

1.7.
“Authority” means any governmental, legislative, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether international, national, state, municipal or local.

1.8.
“Business” means the business of developing, manufacturing, marketing, distributing and selling diverse armoring solutions and ballistic products and fragmentation kits for a wide range of vehicles, fixed and rotary wing aircraft, patrol boats, ships, building and military vehicles and individuals, including ballistic curtains and blankets, vests, chest and back plates, shields, and related repair kits, as the same is conducted by the Sellers and continues to be constituted through the Closing.

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1.9.	“Business Day” means a day (other than Friday, Saturday or Sunday) on which commercial banks are generally open for business both in Israel and in Alabama.

1.10.
“Closing” means the consummation of the transactions contemplated by this Agreement. Unless otherwise specified or the context otherwise requires, “the Closing” means the USA Closing and the Israel Closing together, and “a Closing” means either the USA Closing and the Israel Closing, as the context may require.

1.11.	“Closing Date” means the date upon which a Closing occurs.

1.12.	“Closing Inventory” shall have the meaning ascribed to such term in Sections 10.10 and 12.12.

1.13.
“Contracts” means all agreements, contracts, obligations, promises, undertakings, arrangements, understandings, commitments of any nature whatsoever, express or implied, whether oral or written, entered into by or binding upon a Seller, to which any of its properties may be subject, or under which a Seller has any rights, including warranties, guarantees, indentures, bonds, options, leases, subleases, easements, mortgages, employee benefit or welfare plans, collective bargaining agreements, joint venture agreements, partnership agreements, licenses, supply agreements, distribution agreements, sales representation agreements, service agreements, purchase orders and sales orders, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

1.14.
 “David Project Order”                                             means a binding order for the provision and delivery of no less than one hundred and fifty (150) light armored Landrover Defenders to the MOD by the order of TACOM over a period not to exceed thirty (30) months and the terms of which provide that an amount of no less than $141,500 shall be payable for each such vehicle ordered.

1.15.	“Dollars” means the lawful currency of the United States of America. “US $”, “USD”, “$”, “dollars”, “US Dollars”, “US dollars”, “U.S. Dollars” shall likewise be construed.

1.16.	“Effective Time” means, with respect to MDT Israel, 12:01 a.m. Israel time on the Israel Closing Date and with respect to MDT USA, 12:01 a.m. Auburn, Alabama time on the USA Closing Date.

1.17.
“Equipment” means all machines and equipment, including tools, owned by a Seller and used in the manufacturing of a Seller’s products, including, except as set forth on Section 1.17 of the Seller Disclosure Schedule, all office equipment and furniture, computers, vehicles, and molds, supplies, materials and other items of a comparable nature, and all replacements, additions and substitutions therefor.

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1.18.	“Excluded Assets” means all of the following Assets and all rights, title and interests of a Seller in any such Excluded Asset:

1.18.1.	all Contracts, including those between the Seller and its Affiliates, other than Acquired Contracts;

1.18.2.	all rights of MDT Israel in respect of Real Property Assets including that certain lease agreement with Kvutzat Shahar Hadash Nadlan Ltd. signed in October 2010;

1.18.3.	all rights of MDT USA in respect of Real Property Assets including the Real Property Assets specified in Schedule 7.7;

1.18.4.
all vehicles owned by the Sellers that are not intended to be sold to customers of the Business including the automobiles set forth on Schedule 1.18.4 (other than the vehicles set forth on Schedule 1.5.16 which shall not be Excluded Assets);

1.18.5.
all accounts and other receivables of the Sellers (whether or not included in the Financial Statements), whether for goods sold or leased (in each case, and actually delivered) or services performed and which accrued prior to the Effective Time other than to the extent related to Assumed Liabilities;

1.18.6.	all cash and cash equivalents owned by the Sellers prior to the Effective Time (except if received in respect of any of the Assumed Liabilities);

1.18.7.	any rights or interests in the Indian Sub or assets held thereby;

1.18.8.	all Licenses and Permits which do not relate to the Sold Assets;

1.18.9.	insurance policies, except as set forth in Section 1.5.14; and

1.18.10.	the Equipment set forth on Schedule 1.17.

1.19.
“Excluded Liabilities” means all of each Seller’s Liabilities which are not Assumed Liabilities, whether or not they relate to the Excluded Assets and whether or not disclosed to a Purchaser, including:

1.19.1.
any Seller’s Liabilities with respect to costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, as well as any cost or Liability incurred in order to facilitate the transfer of the Assets to the Purchasers as contemplated hereby;

1.19.2.
all of a Seller’s Liabilities for Taxes, expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation of the consummation) of the transactions contemplated herein;

1.19.3.
any Liabilities with respect to a Seller’s employees (including for the removal of doubt, in respect of those employees of a Seller set forth on Schedules 10.7 and 12.7) and a Seller’s consultants, including under any benefit plan or employment agreement, and all claims for vacation days, severance pay, recuperation payments or other similar or customary benefits and any Liability arising from accidents, occurrences, misconduct, negligence, breach of a fiduciary duty, in each case that arose or relate to the period prior to the Effective Time, irrespective of whether such claims are made prior to or after the Effective Time and any of such Liabilities which arise or are made as a consequence of this Agreement or the Closing whether related to the period prior to the Effective Time or the period after the Effective time, including the termination of their employment with a Seller as may be contemplated hereby and irrespective of whether such claims are made prior to or after the Effective Time;

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1.19.4.
any Liabilities with respect to payments to any Seller employee, director, officer or consultant in connection with the transactions contemplated hereby, including any bonuses, acceleration rights, change of control rights and the like;

1.19.5.	any Liability arising from a Seller’s failure to perform any of its commitments, obligations or agreements contained in this Agreement or in any Seller Document;

1.19.6.	any Liabilities of a Seller with respect to any Taxes incurred or accrued prior to or after the Effective Time or which relate to the period prior to the Effective Time or thereafter;

1.19.7.
any Liabilities of a Seller with respect to indebtedness for borrowed money or guarantees of any indebtedness of another Person and all Liabilities associated with the termination or amendment of any such indebtedness;

1.19.8.
any Liability arising out of, under, or in connection with Contracts including any Liability arising out of, under, or in connection with Acquired Contracts that accrued prior to the Effective Time or which relate to the period prior to the Effective Time;

1.19.9.	any Liabilities of a Seller with respect to Real Property Assets that arose or relate to the period prior to the Effective Time or thereafter;

1.19.10.	any of a Seller’s Liabilities against which a Seller is insured or otherwise indemnified as of the Effective Time or thereafter;

1.19.11.
any of a Seller’s Liabilities arising outside of the ordinary course of the Business or otherwise arising by reason of any breach of contract, default, tort or infringement of the rights of another that occurred prior to the Effective Time;

1.19.12.	any Liability of the Indian Sub or of a Seller in relation to the Indian Sub;

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1.19.13.	any Liability in respect of any pending or threatened Proceeding including by T.D. (Target Destination) Ltd. or the sale(s) by MDT USA of armored vehicles to Bechtel, Inc.;

1.19.14.
the performance of any warranty work or other obligations under a Seller’s warranty, maintenance or service agreements and all related Liabilities, whether or not the same arises pursuant to Acquired Contracts and relate to products sold by the Sellers prior to the Effective Time and whether or not such relate to the period prior to the Effective Time or thereafter; and

1.19.15.	any Liability arising out of, under, or in connection with any breach of an Acquired Contract occurring prior to the Effective Time.

1.20.	“GAAP” means U.S. generally accepted accounting principles and accounting requirements under applicable law.

1.21.
“Indemnitees” means (i) each of the Purchasers and their respective assigns and/or successors in interest, (ii) each Purchaser’s shareholders, directors, officers, employees, agents, attorneys, representatives and Affiliates, and their respective successors in interest, and (iii) as may be required in the context of Section 15.7, the Sellers.

1.22.	“Indian Sub” shall have the meaning ascribed to such term in Section 7.1.

1.23.
“Intangible Personal Property” means (x) all intangible properties owned by a Person including: (i) all registered and unregistered trademarks, industrial designs and models, service marks, trade names, domain names, URLs, logos and slogans, all applications therefor, and all associated goodwill; (ii) all statutory, common law and registered copyrights, all applications therefor and all associated goodwill; (iii) all patents and patent applications, all associated technical information, shop rights, know-how, trade secrets, processes, operating, maintenance and other manuals, drawings and specifications, process flow diagrams and related data, and all associated goodwill; (iv) databases, data compilations and collections and technical data, (v) all software and documentation thereof, (including all electronic data processing systems and program specifications, source codes, input data and report layouts and format, record file layouts, diagrams, functional specifications, narrative descriptions and flow charts); and (vi) all other processes, formulae (secret or otherwise), data, drawings, specifications, trade secrets, confidential information and ideas (including those in the possession of third parties, but which are the property of such Person), and all drawings, records, books or other tangible media embodying the foregoing and (y) all rights of a Person to use intangible properties owned by it or a third party, including in part.

1.24.
“Inventory” means all inventory held by a Seller for resale and all other raw materials, work in progress, finished products, spares, replacement parts, wrapping, supply and packaging items related to the Business, whether located on the premises of the Business, in transit to or from such premises, in storage facilities or otherwise.

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1.25.	“Israel Closing” shall mean the Closing of the purchase and sale of the MDT Israel Assets and the assumption of the MDT Israel Assumed Liabilities.

1.26.	“Israel Closing Date” shall mean the date on which the Israel Closing occurs.

1.27.
“Knowledge” means with respect to any fact, circumstance, event or other matter in question, actual knowledge, or, if the Person should have become aware of such fact or matter after making due inquiry in the course of performing his or her duties. Knowledge of a Seller shall be deemed to include the Knowledge of a Seller’s chairman of the board of directors, chief executive officer, president, chief financial officer, chief engineer or chief technology officer (and if there is no chief financial officer, chief engineer or chief technology officer, then such other person fulfilling such role).

1.28.
“Law” means any applicable law, statute, regulation, treaty, ordinance, rule, requirement, regulation, order, official directive, announcement or other binding action or requirement of an Authority, including Environmental Laws.

1.29.
“Liability” means any and all debts, liabilities, obligations, adverse claims and commitments of whatever nature, whether fixed, absolute or contingent, matured or unmatured, disputed or undisputed, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several or due or to become due, vested or unvested, executory, determined, determinable or otherwise and whenever or however arising (including those arising out of any Contract, breach of contract, default, or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

1.30.
“Licenses and Permits” means with respect to any Person, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business or asset owned, leased, managed or operated, or to be acquired, by such Person.

1.31.
“Lien” means any lien, pledge (whether fixed or floating), mortgage, hypothecation, attachment, security interest, lease, charge, conditional sales contract, option, restriction, encumbrance, reversionary interest, deed, deposit arrangement, transfer or retention of title agreement, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other adverse claim or right whatsoever.

1.32.
“Material Adverse Change” or “Material Adverse Effect” or other similar phrases means any effect, change, event, circumstance or condition which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on: (a) a Seller’s financial condition, results of operations, Liabilities, Assets, business, or operations of the Business, or (b)  the ability of the parties hereto to consummate the transactions contemplated hereby, or (c) the ability of a Seller to perform its obligations under this Agreement, or (d) the validity or enforceability of this Agreement or the rights or remedies of a Purchaser hereunder or contemplated hereby.

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1.33.	“MDT Israel Assets” means the Assets owned or in which MDT Israel has any rights or interests, other than Excluded Assets.

1.34.	“MDT Israel Assumed Liabilities” means those Liabilities of MDT Israel which comprise Assumed Liabilities.

1.35.	“MDT USA Assets” means the Assets owned or in which MDT USA has any rights or interests, other than Excluded Assets.

1.36.	“MDT USA Assumed Liabilities” means those Liabilities of MDT USA which comprise Assumed Liabilities.

1.37.	“MOD” means the Israeli Ministry of Defense.

1.38.	“New Israeli Shekel” or “NIS” means the lawful currency of the State of Israel.

1.39.	“Order” means any decree, decision, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.40.	“Organizational Documents” means the certificate of incorporation, memorandum of association, articles of association, by-laws or other governing or charter documents of any Person.

1.41.
“Person” incudes any individual (including personal representatives, executors and heirs of a deceased individual), trustee, receiver, liquidator, corporation, partnership, limited liability company, joint venture, trust, incorporated organization, other form of business or legal entity which is given, or is recognized as having, legal personality by the law of any jurisdiction, or any Authority.

1.42.
“Proceeding” means any action, arbitration, audit, dispute, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Authority or mediator.

1.43.	“Purchase Price” means the MDT Israel Consideration and the MDT USA Consideration (as such terms are defined in Section 5).

1.44.	“Purchaser(s)” shall have the meaning ascribed to such term in the preamble hereto.

1.45.	“Purchaser Documents” means all agreements, instruments and certificates to be executed, acknowledged or delivered by a Purchaser in connection with this Agreement.

1.46.
“Real Property Assets” means all real property owned by a Seller or in which a Seller has any interest (including lease or other right to use), together with all buildings, fixtures, trade fixtures, plants and other improvements located thereon or attached thereto and all of a Seller’s rights arising out of ownership or use thereof (including air, water, oil and mineral rights) and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

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1.47.	“Restricted Period” means the period commencing on the date of this Agreement and ending four (4) years following the later of the Israel Closing Date and the USA Closing Date.

1.48.	“Restrictive Covenants” means the covenants of each of the Sellers set forth in Section 15.1 hereof.

1.49.	“Seller(s)” shall have the meaning ascribed to such term in the preamble hereto.

1.50.
“Seller Disclosure Schedule” means the schedule, of even date herewith, delivered to the Purchasers and prepared and executed by the Sellers, which is arranged in sections corresponding to the sections of this Agreement to be modified and supplemented by such schedule and which clearly indicates whether the disclosures therein relate to MDT Israel or to MDT USA and distinguishes between each such Seller.

1.51.	“Seller Documents” means all agreements, instruments and certificates executed, acknowledged or delivered by a Seller in connection with this Agreement.

1.52.	“Sold Assets” means the MDT Israel Assets and the MDT USA Assets.

1.53.	“TACOM” means the United States Army TACOM Life Cycle Management Command (LCMC), formerly known as the Tank-automotive and Armaments Command (TACOM).

1.54.
“Tangible Personal Property” means all items of tangible personal property of every kind owned or leased by a Seller (wherever located and whether or not carried on a Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof.

1.55.
“Taxes” means any and all present or future taxes, duties, tariffs, levies, imposts, deductions, charges or withholdings levied or imposed by, or pursuant to, any Authority or Law, including all income, value added, franchise, property, social security, health, land, betterment, capital gains, production, sales, use, payroll, license, windfall profits, withholding, excise, stamp, gross receipts and other taxes, and any and all liabilities with respect to the foregoing, including any indexation, interest, penalties and all other like charges.

1.56.	“USA Closing” shall mean the Closing of the purchase and sale of the MDT USA Assets and the assumption of the MDT USA Assumed Liabilities.

1.57.	“USA Closing Date” shall mean the date on which the USA Closing occurs.

1.58.
“USA Lease Agreement” shall mean the Agreement of Lease to be entered into at the USA Closing between MDT USA as Lessor and Shladot USA as Lessee, in substantially the form of Exhibit 1.58 hereto, with respect to the Real Property Assets owned by MDT USA and which are described in paragraphs 1 and 2 of Schedule 7.7 (together the “Building”) and pursuant to which the monthly rent shall equal to MDT USA’s monthly mortgage payments with respect thereto and with a term of three (3) years from the USA Closing Date with an option in favor of Shladot USA to terminate said agreement upon five (5) months’ written notice.

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2.	INTERPRETATION

2.1.
The various paragraph and/or section headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation hereof for any purpose and in no way alter, modify, amend, limit, or restrict any contractual obligations of the parties.

2.2.	The recitals, annexes, appendices, exhibits and schedules to this Agreement are an integral part hereof and are expressly incorporated herein by reference.

2.3.
Unless expressly stated otherwise, capitalized terms appearing in this Agreement shall be interpreted in accordance with the definition of such terms provided in this Agreement, whether such definition appears above or below the occurrence of such capitalized term.

2.4.
Unless the context otherwise requires, references to (or to any specified provision of) this Agreement or any other document shall be construed as references to that provision or that document as in force for the time being and as amended, supplemented, modified or replaced in accordance with the terms thereof; words importing the plural shall include the singular and vice versa; “including” and “includes” means including, without limiting the generality of any description preceding such terms and shall be deemed to be followed by the phrase “without limitation”; any pronoun shall include the corresponding masculine, feminine and neuter forms; references to a law or to a specific section thereof shall be construed as a reference to such law, including any rules or regulations promulgated thereunder, or section, as the same may have been, or may from time to time be, amended, succeeded or re-enacted; unless the context otherwise requires, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule and Exhibit references are references to sections, schedules and exhibits of this Agreement unless otherwise specified; and if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

2.5.
The parties hereto have participated jointly in the negotiation and drafting of this Agreement and no provision of this Agreement shall be interpreted against a party solely as a result of the fact that such party was responsible for the drafting of such a provision. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

3.	SALE AND PURCHASE OF THE ASSETS

3.1.
Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Sellers and the performance of the Sellers of their obligations set forth in this Agreement and the Seller Documents, (i) at the Israel Closing, MDT Israel shall sell, transfer, convey, assign and deliver to Shladot Israel, by appropriate deeds, bills of sale, assignments and other instruments reasonably satisfactory to Shladot Israel and its counsel, and Shladot Israel shall purchase from MDT Israel, all of such Seller’s rights, title and interests, as of the Effective Time, in and to the MDT Israel Assets and without any further Liability that is not an MDT Israel Assumed Liability and (ii) at the USA Closing, MDT USA shall sell, transfer, convey, assign and deliver to Shladot USA, by appropriate deeds, bills of sale, assignments and other instruments reasonably satisfactory to Shladot USA and its counsel, and Shladot USA shall purchase from MDT USA, all of such Sellers’ rights, title and interests, as of the Effective Time, in and to the MDT USA Assets and without any further Liability that is not an MDT USA Assumed Liability, in each case excepting only any of the Assets sold prior to a Closing in the ordinary course of business, consistent with past practices and in compliance with the Sellers’ undertakings in Section 9 hereof.

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3.2.
The Assets shall be conveyed free and clear of all Liabilities, obligations and Liens, excepting only the Assumed Liabilities and obligations which are expressly to be assumed by a Purchaser hereunder, if any.

4.	THE ASSUMED LIABILITIES

4.1.
Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Sellers and the performance of the Sellers of their obligations set forth in this Agreement and the Seller Documents, (i) at the Israel Closing, Shladot Israel shall assume and accept from MDT Israel the MDT Israel Assumed Liabilities and (ii) at the USA Closing, Shladot USA shall assume and accept from MDT USA the MDT USA Assumed Liabilities.

4.2.
No Purchaser shall assume, perform, discharge or pay any obligations and Liabilities relating to any Seller’s Liabilities whether existing at the Effective Time or arising thereafter unless such are expressly included in the Assumed Liabilities.

5.	PURCHASE PRICE

5.1.
Subject to the terms and conditions set forth herein, in consideration for the sale, assignment, conveyance, transfer and delivery of the: (i) MDT Israel Assets by MDT Israel to Shladot Israel hereunder, at the Israel Closing, Shladot Israel shall pay to MDT Israel the amount of US$20,000 (twenty thousand US dollars) (the “MDT Israel Consideration”) and (ii) MDT USA Assets by MDT USA to Shladot USA hereunder, at the USA Closing, Shladot USA shall  pay to MDT USA the amount of US$30,000 (thirty thousand US dollars) (the “MDT USA Consideration”).

5.2.
It is hereby acknowledged that under that certain Supplement to the Letter of Intent between Shladot Israel, Arotech and the Sellers dated on or about April 29, 2012 (the “Supplement to the LOI”), $50,000 (fifty thousand US dollars) was advanced and heretofore paid. Accordingly and as contemplated by the Supplement to the LOI, the amount to actually be paid by the Purchasers on account of the Purchase Price at the Closing shall be zero (0).

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5.3.	Allocation of Purchase Price. The allocation of the Purchase Price is as set forth on Schedule 5.3.

6.	CLOSING

6.1.
Subject to the provisions of Section 16.1 hereof as to termination of this Agreement, the Israel Closing shall take place at the offices of Gornitzky & Co., Advocates and Notaries, 45 Rothschild Boulevard, Tel Aviv, Israel, at 10:30 local time on the first (1st) Business Day after all of the conditions set forth in Sections 10 and 11 have been satisfied or waived or at such other time and place as the Purchasers and the Sellers mutually agree in writing.

6.2.
Subject to the provisions of Section 16.1 hereof as to termination of this Agreement, the USA Closing shall take place at the offices of Gornitzky & Co., Advocates and Notaries, 45 Rothschild Boulevard, Tel Aviv, Israel, at 10:30 local time on the third (3rd) Business Day after all of the conditions set forth in Sections 12 and 13 have been satisfied or waived or at such other time and place as the Purchasers and the Sellers mutually agree in writing.

6.3.	Simultaneous Closing.

6.4.
All transactions occurring at a Closing shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered unless waived in accordance with the provisions of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers hereby, jointly and severally, represents and warrants to, and for the benefit of, each of the Purchasers and acknowledges that the they are entering into this Agreement in reliance thereon, that (x) all of the statements contained in this Section 7 are true and correct as of the date hereof, and (y) that all such representations and warranties will be true and correct in all material respects as of the relevant Closing Date as if made on the relevant Closing Date, in each case, subject to the exceptions to such representations and warranties set forth in the Seller Disclosure Schedule.

7.1.
Organization and Good Standing. Each Seller is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation and, where such concept is applicable, is in good standing under the Laws of such jurisdiction. Each Seller has the requisite corporate power and authority to own, lease and operate its assets and properties, including the Assets, and to carry on the Business as it is now being conducted and is duly qualified or licensed to do business as a foreign corporation. Each Seller is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect. The issued and outstanding share capital of each Seller is wholly-owned by Arotech or by a wholly-owned subsidiary of Arotech. Other than Concord Safety Solutions Private Limited, a corporation organized under the laws of India (the “Indian Sub”), which corporation is partly-owned by MDT USA, and except as otherwise set forth on Section 7.1 of the Seller Disclosure Schedule, neither Seller has any subsidiaries, nor does it own, control or participate in, directly or indirectly, any interest in any Person, including a contractual joint venture. To the Knowledge of the Sellers, the Indian Sub has not had any operations during the twelve (12) month period prior to the date hereof and through the Closing Date and it does not have any Tangible Personal Property or Intangible Personal Property, including accounts receivables or any Inventory.

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7.2.
Authority to Execute and Perform Agreements. Each Seller has the capacity and authority to execute and deliver this Agreement and the Seller Documents, to perform and to consummate the transactions contemplated hereunder and thereunder and to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Seller Documents, and the performance of each Seller’s obligations hereunder and thereunder, have been duly authorized and approved by its board of directors, and any other necessary corporate action on its part, including the approval of the sole shareholder of MDT USA. This Agreement and the Seller Documents constitute, or will constitute when executed, acknowledged or delivered, the valid and legally binding obligations of such Seller enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity or public policy.

7.3.
No Conflict. Except as set forth in Section 7.3 of the Seller Disclosure Schedule, neither the execution or delivery by a Seller of this Agreement or any of the Seller Documents, nor the consummation of the transactions contemplated herein or therein (a) will contravene, conflict with, constitute a default under or result in a violation of: (i) any provision of the Organizational Documents of a Seller; (ii) any material Contract (as defined in Section 7.12.7) of a Seller or permit the termination or acceleration of, or cause the loss of, any rights or options under any material Contract (as defined in Section 7.12.7) of a Seller; (iii) any Law or Order to which a Seller or any Asset is subject; or (iv) the terms or requirements of any License or Permit of a Seller or (b) (x) will require any notice to any party to any Contract to which a Seller is a party; or (y) result in the creation or imposition of any Lien upon any Asset; or (c) with the passage of time, the giving of notice, or the taking of any action by a third person, or any combination thereof, have any of the effects set forth in clauses (a) or (b) of this Section.

7.4.
Regulatory Approvals and Other Consents. Except as set forth in Section 7.4 of the Seller Disclosure Schedule, no consent, approval, authorization, notice, filing, exemption or other requirement, whether prescribed by the Organizational Documents of a Seller, a Law or Order or whether required pursuant to the terms of any Contract or License or Permit, must be obtained from or made with any Person or Authority or which must otherwise be satisfied or made by a Seller for (i) the due execution, delivery, and performance by a Seller of this Agreement or any of the Seller Documents and (ii) the consummation of the transactions contemplated hereby or thereby, except such as have been obtained or made and are in full force and effect. Section 7.4 of the Seller Disclosure Schedule sets forth a complete and accurate description of each such consent, approval, authorization, notice, filing, exemption or other requirement, and indicates which of such consents and approvals, etc. is required in respect of the Israel Closing and which is required in respect of the USA Closing.

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7.5.
Names. Other than the Sellers, none of Arotech or its Affiliates owns, controls or participates in, directly or indirectly, any interest in any legal entity or contractual joint venture which has in its name the words “MDT” and/or “Armor” and/or “Armour” and/or any variation and derivative thereof or a name which might be confusingly similar to, or confused with, such names. Other than under the brand name “Armour of America”, the Sellers have not conducted business under or otherwise used, for any purpose or in any jurisdiction, any other fictitious names, assumed names, trade names or other names.

7.6.
Assets. Section 7.6 of the Seller Disclosure Schedule sets forth a true and complete list of all of the Assets including: (i) a true and accurate identification of each registered and unregistered fictitious business name, trademark, service mark, trade name, domain name, logo and slogan, and each registration and application for any of the foregoing; and (ii) a true and complete schedule of each statutory, common law and registered copyright, and each registration and application therefor; and (iii) indicates which assets, including Intangible Personal Property, a Seller does not own or has otherwise been granted a right to use or leases whether from third parties or Arotech. True and correct copies of all of the Acquired Contracts have been delivered to the Purchasers and since the date of their delivery they have not been amended or modified, nor have any rights thereunder been waived by a Seller or the counterparty thereto, and the Acquired Contracts are in full force and effect. Except as indicated in Section 7.6 of the Seller Disclosure Schedule:

7.6.1.	the relevant Seller is the direct owner of all right, title and interest in and to each Asset, free and clear of all Liens;

7.6.2.	all patents, copyrights and other state and federal registrations and all applications therefor comprising Assets are valid and in full force and effect;

7.6.3.
there are no pending claims, actions, judicial or other adversary Proceedings, and there are no disputes or disagreements involving a Seller concerning any Asset, including any Intangible Personal Property whether owned by a Seller or by a third party, and, to the Knowledge of each Seller, no such action, Proceeding, dispute or disagreement is threatened, nor is there any valid basis for any such claim, allegation or threat. Neither Seller has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Asset;

7.6.4.
each Seller has the right and authority, and the Purchasers will have such right and authority following the Closing, to use the Sold Assets in perpetuity (however, with regards to intellectual property, as such perpetuity may be limited by law). The use of the Assets and the sale and licensing of the products and services sold by the Sellers have not, do not and cannot reasonably be expected to, conflict with, infringe upon, or violate any patent or other proprietary right of any other Person, or give rise to any obligations to any Person as a result of co-authorship, co-inventorship or an express or implied contract for any use or transfer and to the Knowledge of each Seller, neither Seller has infringed nor is infringing any proprietary right belonging to any other Person;

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7.6.5.
except as set forth in Section 7.6.5 to the Seller Disclosure Schedule, neither Seller is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for the use of any rights in any of the Assets;

7.6.6.
with respect to each trade secret comprising a part of the Assets, such trade secret is valid and protectable, and such trade secret’s documentation is current, accurate, and sufficient in detail and content to identify and explain it; each Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets;

7.6.7.
each of the Sellers’ current and former employees, officers and agents, and each independent contractor that has had access to any of the Assets has entered into a written agreement with such Seller or with respect to low-level employees, has been subject to written corporate policies (i) providing that all of the Assets of such Seller are confidential and proprietary to such Seller, and (ii) obligating the disclosure and transfer to such Seller, in consideration for no more than normal salary or consultant or contractor fees, as the case may be, of all inventions, developments and work product which during the period of his, her or its employment, consultancy or contract with such Seller, such employee, officer, agent or independent contractor made or makes that related or relate to any subject matter with which such employee’s, officer’s, agent’s or independent contractor’s work for such Seller was concerned. Each of the Sellers’ current and former senior employees has entered into a written agreement with such Seller containing provisions restricting them from engaging directly or indirectly in any activity which competes with the business of the Seller for a period after the termination of their employment with the Seller which is customary in the industry in which the Seller operates.

7.7.	Real Property. Schedule 7.7 sets forth a description of all Real Property Assets. No Seller leases or sub-leases (as lessor or sub-lessor) any portion of any Real Property Asset.

7.8.
Title to Assets. Each Seller has good and marketable title to each of the Assets owned by it and the valid and enforceable right to receive and/or use each of the Assets in which it has any other interest, free and clear of all Liens. The delivery to the Purchasers of the instruments of transfer of ownership contemplated by this Agreement will, at the relevant Closing, vest good and marketable title to, or the valid and enforceable right to receive and/or use, each Sold Asset, in the relevant Purchaser, free and clear of all Liens.

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7.9.	Compliance with Law; Governmental Matters.

7.9.1.
Each Seller has, in all material respects, complied with, and is now in all material respects in compliance with, all Laws and Orders applicable to such Seller, the Assets or the operation of the Business, including with respect to the development, manufacture, labeling, testing and inspection of any of its products that relate to the Assets, and no material capital expenditures will be required in order to ensure continued compliance therewith.

7.9.2.
Except for the Licenses and Permits already held by a Seller, no other License or Permit is material to or necessary for the use of the Assets in the conduct of the Business as previously conducted during the prior twelve-month period or as presently conducted. Each License and Permit relating to the Assets or the Business is in full force and effect. Each Seller is and has at all times in the past been in full compliance with each such License and Permit and no violations are or have in the last five (5) years been recorded by any Authority in respect thereof. No Proceeding is pending or, to the Knowledge of the Sellers, threatened, to revoke, amend or limit any License or Permit relating to the Assets or the Business. Section 7.9.2 of the Seller Disclosure Schedule lists each License and Permit, together with its date of expiration and a brief description of its material terms. Each License and Permit that is a Sold Asset is transferable to the relevant Purchaser and shall be duly transferred to such Purchaser at the relevant Closing and true and correct copies thereof have been delivered to the Purchasers and since the date of their delivery they have not been amended or modified and they are in full force and effect. Section 7.9.2 of the Seller Disclosure Schedule lists each License and Permit that is an Excluded Asset, and the Purchasers acknowledge that the Sellers have made use of these Excluded Assets in their conduct of the Business.

7.9.3.
All of the regulatory filings and governmental registrations made by or issued to a Seller that relate to the Assets (the “Regulatory Filings”) are current and in full force and effect. Section 7.9.3 of the Seller Disclosure Schedule contains a correct list of all of the Regulatory Filings.

7.9.4.
Without derogating from the generality of the foregoing, neither of the Sellers, and to each of the Seller’s Knowledge, none of their officers, directors employees or agents (or shareholders, distributors, representatives or other Persons acting on the express, implied or apparent authority of the Sellers) has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value in violation of Law, any unlawful discount, or any other unlawful inducement, to or from any Person or Authority in the United States, Israel or elsewhere in connection with or in furtherance of their business (including any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist a Seller or its Affiliates in obtaining business for or with, or directing business to, any Person, or (b) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). No Seller has otherwise taken any action that would cause such Seller to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar purpose in any other jurisdiction.

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7.10.
Litigation. Section 7.10 of the Seller Disclosure Schedule sets forth an accurate and complete description of every pending (including if appealable) or, to the Knowledge of the Sellers, threatened, adverse claim, dispute, governmental investigation, suit, action (including, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other Proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting a Seller, the Business or the Assets. There are no unsatisfied judgments or outstanding Orders against or affecting a Seller or against any of the Assets. The Seller has delivered to the Purchaser copies of all relevant court papers and other documents relating to the matters referred to in Section 7.10 of the Seller Disclosure Schedule. Except as expressly disclosed in Section 7.10 of the Seller Disclosure Schedule:

7.10.1.	no such matter or matters, if decided adversely to the relevant Seller, could have a Material Adverse Effect or adversely affect the value or utility of the Assets;

7.10.2.
no Seller is in default with respect to any Order by which it is bound or to which its property is subject and there exists no Order enjoining or requiring a Seller to take any action of any kind with respect to the Business or the Assets;

7.10.3.
no Seller and to the Knowledge of the Sellers, no officer, director or employee of a Seller, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the Business or the Assets; and

7.10.4.
to the Knowledge of the Sellers, no basis exists for any claim, investigation, suit or Proceeding which, if decided adversely to a Seller, could reasonably be expected to have a Material Adverse Effect.

7.11.
Necessary Properties. Except as set forth in Section 7.11 of the Seller Disclosure Schedule, the Sold Assets include all assets, rights, properties, Licenses and Permits, Contracts and other benefits that are necessary for the operation of the Business as presently conducted, and there are no other assets, properties or rights owned, used, held, or licensed by a Seller which are necessary for the operation of the Business as presently conducted. All of the Tangible Personal Properties, including the Equipment, are in good operating condition and repair (reasonable wear and tear excepted).

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7.12.
Contracts. Section 7.12 of the Seller Disclosure Schedule sets forth a true and correct list of each Contract in effect. Neither Seller is a party to any Contract which may be considered a “factoring” Contract. Except as disclosed in Section 7.12 of the Seller Disclosure Schedule, as of the date hereof:

7.12.1.
each material Contract is the valid and binding obligation of the other contracting party, enforceable in accordance with its terms against the other contracting party (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity or public policy) and is in full force and effect; and all rights of the Seller thereunder are owned free and clear of any Lien;

7.12.2.
no other contracting party to any material Contract is now in material breach thereof or has breached the same in any material respect within the twelve-month period prior to the date hereof and the Closing; neither Seller has Knowledge of any anticipated material breach thereof by any such party; there are not now, nor have there been in the twelve-month period prior to the date hereof and the Closing, any disagreements or disputes between a Seller and any other party to any Contract relating to the validity or interpretation of such material Contract or to the performance by any party thereunder; and no event has occurred which with notice and/or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;

7.12.3.	each Seller has fulfilled all material obligations required pursuant to each material Contract to have been performed by it;

7.12.4.
neither Seller has received any written notice that any party to any material Contract intends to cancel or terminate any such material Contract or to exercise or not to exercise any option thereunder;

7.12.5.
each Seller has the right to terminate each material Contract on no more than ninety (90) days prior written notice, without penalty or premium and after the relevant Closing, the relevant Purchaser will have the same rights in respect of each Acquired Contract; and

7.12.6.
no Seller is a party to, or bound by, any Contract or any provision of its Organizational Documents which (i) restricts the conduct of the Business by it, or after the Closing, by a Purchaser, anywhere in the world or (ii) contains any unusual or burdensome provisions which could reasonably be expected to have a Material Adverse Effect or significantly impair or adversely affect the value or utility of the Assets.

7.12.7.
For the purposes of Sections 7.12.1-7.12.6, a “material Contract” shall mean any Contract that has a value of $10,000 (ten thousand dollars) or more in respect of any 12 (twelve) month period or which is material to a Seller or the Business or which is an Acquired Contract.

7.13.
No Undisclosed Liabilities. Except as disclosed in Section 7.13 of the Seller Disclosure Schedule, neither Seller has any Liability, except Liabilities which individually or in the aggregate: (i) have been reflected in the Financial Statements or disclosed in the notes thereto and (ii) have arisen since the end of the period covered by the Financial Statements in the ordinary course of business consistent with past practices and which do not, in the aggregate have a value in excess of twenty thousand dollars ($20,000). Except as disclosed in Section 7.13 of the Seller Disclosure Schedule, neither of the Sellers has provided any guarantees or indemnities to any Person.

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7.14.	Inventory.

All Inventory of the Sellers was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality and consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business. Attached hereto as Schedule 7.14 is a list of all of the Inventory of the Sellers and sets forth the cost thereof to the relevant Seller as recorded in the books of such Seller.

7.15.
Environmental Matters. The Sellers are in material compliance with and, except for matters that have been fully resolved without further liability to the Sellers, have at all times been, in material compliance with all Laws relating to the environment (“Environmental Laws”) relating to the Assets. No Seller is liable or, to Sellers’ Knowledge, potentially materially liable for any response cost or natural resource damages at or with respect to any site that is part of the Assets. No Person has ever commenced or, to Sellers’ Knowledge, threatened to commence any contribution action or other Proceeding against a Seller in connection with any actual, alleged, possible or potential Liability pursuant to Environmental Laws.

7.16.	Insurance.

7.16.1.
Each Seller’s existing insurance policies and the policies issued in previous periods provide sufficient coverage against such risks, casualties and contingencies and of such types and amounts as are reasonable and customary for the size and scope of such Seller’s business as currently conducted and as proposed to be conducted, including but not limited to any act or omission of such Seller up until the Closing. Each Seller’s existing insurance policies shall remain in effect through the Closing and for 14 days thereafter.

7.16.2.
Each Seller has complied with all conditions of such policies and has not done or suffered anything to be done which has rendered or could be reasonably expected to render any polices of insurance taken out by it void or voidable or which could be reasonably expected to result in a material increase in premiums.

7.16.3.	There is no claim outstanding under any of such policies, nor are there, to the Knowledge of the Sellers, any currently existing circumstances likely to give rise to such claim.

7.17.
Customer Warranties. There are no pending, or, to the Knowledge of the Sellers, threatened, claims under or pursuant to any warranty, whether expressed or implied, on products or services sold or supplied in connection with the Business in excess of claims in the ordinary course of the Business for which provision has been made in the Financial Statements.

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7.18.	Employees.

7.18.1.
Each Seller is in compliance in all material respects with all relevant employment Laws, regulations and collective agreements, and there are no arrears in the payment of wages, social security taxes, withholding taxes etc.

7.18.2.
Section 7.18.2 of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Seller’s employees and of all remuneration payable and other compensation and benefits provided or which a Seller is bound to provide (whether at present or in the future) to each such employee, and includes, the date of the start of employment, number of vacation days entitled to, number of accumulated vacation days, particulars of all profit sharing, equity compensation, incentive and bonus arrangements. Except as set forth in Section 7.18.2 of the Seller Disclosure Schedule, no changes have been made to the terms of employment of any of a Seller’s employees since January 1, 2012.

7.18.3.
All of the Sellers’ liabilities to existing or former employees (or beneficiaries thereof), in respect of the period prior to the date hereof and through the Closing, including, liabilities in respect of any payments, rights or benefits arising out of or related to employment relations, including salary, payments equivalent to salary, bonuses, leave pay and redemption thereof, sick pay, recuperation pay, advance notice pay, severance pay, compensation for holding back salary and/or severance pay and any other kind of compensation regarding employment relations and/or termination thereof, providence, pension, fringe benefits and social benefits, are fully paid and/or are fully funded and deposited in funds that will be transferred to such employees at the Closing. All of the Sellers’ liabilities to existing or former consultants (or beneficiaries thereof), all in respect of the period prior to the date hereof and through the Closing, are fully paid up.

7.19.	Financial Statements.

7.19.1.
True, accurate and complete copies of each Seller’s unaudited financial statements for the period ended December 31, 2011 and unaudited financial statements for the three month period ended March 31, 2012 (the “Financial Statements”) have been provided to the Purchasers prior to date hereof and are attached as Schedule 7.19.1 hereto. The Financial Statements include consolidated balance sheets of each Seller and statements of operations and cash flows for the period then ended.

7.19.2.
The Financial Statements have been prepared in accordance with GAAP, applied in a consistent manner as in previous periods (other than as may be otherwise indicated in the notes to the Financial Statements), and accurately present the financial position of each Seller at such dates and the results of its operations for the period then ended. The Financial Statements are true and correct in all material respects, were not affected by any extraordinary, exceptional or nonrecurring item and comply with the requirements of all applicable Laws. Without derogating from the generality of the foregoing, at such dates the Sellers did not have any material Liabilities, contingent or otherwise, and did not provide guarantees or indemnities to any Person, except as and to the extent reflected in the Financial Statements. There has been no significant change in a Seller’s accounting policies during or following the periods covered by the Financial Statements except as described in the notes to the Financial Statements.

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7.20.	Taxes.

7.20.1.
Each Seller has accurately prepared and timely filed (including lawful extensions) all Tax returns, reports, elections, and information statements (“Returns”) required to be filed by it, which Returns are true, correct and complete in all material respects, and has paid all Taxes, whether or not disputed, required to be paid as shown on such Returns. No deficiency assessment or proposed adjustment for any Tax is pending or has been threatened and the Sellers have no Knowledge of any proposed liability for any Tax to be imposed.

7.20.2.
Each Seller has withheld all Taxes, has deposited such amounts, and made all such payments (including on account of amounts withheld) to all Tax Authorities, as required pursuant to Law (whether disputed or not), including, in respect of wages, salaries and other payments to employees, officers and directors, in respect of advances or prepayments on account of undeducted and/or non-deductible expenses, and regarding Taxes required to be withheld from any Person.

7.20.3.
The Tax affairs of each Seller have never been subject to any investigation or enquiry by any Tax Authority (other than routine questions or normal field tax audits), and no Tax Authority has indicated that it intends to investigate a Seller. There are no circumstances which are reasonably likely to, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Tax Authority in relation to a Seller’s liability or accountability for any Taxes in an aggregate amount not exceeding $5,000 (five thousand dollars).

7.20.4.	All Taxes due and payable by each Seller have been fully and timely paid.

7.20.5.	Each Seller is in compliance with all material transfer pricing requirements in all jurisdictions in which it does business.

7.21.	Suppliers and Customers.

7.21.1.
Section 7.21.1 of the Seller Disclosure Schedule sets forth each Seller’s ten (10) largest customers and the amount of sales made to each of such customers with respect to the Business for the twelve-month period ended December 31, 2011 and for the three-month period ended March 31, 2012.

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7.21.2.
Section 7.21.2 of the Seller Disclosure Schedule sets forth each Seller’s ten (10) largest suppliers and the amount purchased by such Seller from each of such suppliers for the twelve-month period ended December 31, 2011 and for the three-month period ended March 31, 2012.

7.21.3.
Section 7.21.3 of the Seller Disclosure Schedule accurately sets forth, with respect to each independent contractor, including sub-contractors, of the Sellers who has performed services for a Seller in excess of $15,000 (fifteen thousand dollars) since June 30, 2011: (i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the relevant Seller; (ii) a description of such independent contractor’s duties and responsibilities; (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the relevant Seller; and (iv) the terms of compensation of such independent contractor.

7.22.
Products Liability. Except as otherwise disclosed in Section 7.22 of the Seller Disclosure Schedule, since January 1, 2005, there have not been any material defects in, failures to warn, or breaches of warranties or representations with respect to, any product manufactured, shipped, sold or delivered by a Seller and all such products were merchantable, free from material defects in design, specifications, processing, manufacture, material or workmanship and in conformity with all express and implied warranties.

7.23.
Grants. Except as otherwise disclosed in Section 7.23 of the Seller Disclosure Schedule, no Seller has received any grant, incentive or subsidy or other similar benefit from any Authority, including the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor and the Investment Center of the Israeli Ministry of Industry, Trade and Labor.

7.24.
 Insolvency Proceedings. No Insolvency Proceeding has been commenced or instituted by or against any of the Sellers. “Insolvency Proceeding” means any Proceeding commenced by or against any of the Sellers under any bankruptcy, insolvency, reorganization or relief of debtors law or provisions of law; assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors; the seeking of liquidation, winding-up, reorganization, dissolution, bankruptcy, insolvency, administration, arrangement, freeze order (“Hakpa’at Halichim”), adjustments, appointment of a liquidator, administrator, examiner, receiver, custodian, trustee or similar official, protection from creditors or relief of debtors; and any equivalent or analogous process by or against any of the Sellers or for any substantial part of its assets.

7.25.
Ordinary Course; No Material Adverse Effect. Since December 31, 2011, each Seller has conducted its business only in the ordinary course consistent with its past practices, has not undertaken, incurred or agreed or committed to make or incur, any material obligations, including the acceptance of orders for products or services, or Liabilities, including:

7.25.1.	created, or allowed to subsist, any Liens;

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7.25.2.	failed to pay or discharge when due any Liabilities;

7.25.3.	sold, encumbered, assigned or transferred any assets or properties, except for the sale of Inventory or other assets in the ordinary course of business;

7.25.4.	materially modified, amended or terminated any material lease, license or Contract affecting the use, possession or operation of any of the Assets;

7.25.5.	except as set forth in Section 7.25.5 of the Seller Disclosure Schedule, incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person;

7.25.6.
made or declared any distributions or declared or paid any dividends to its shareholders and/or Affiliates, or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its share capital or securities;

7.25.7.	suffered any loss, damage or destruction to, or any interruption in the use of, any of the Assets (whether or not covered by insurance);

7.25.8.
canceled, modified or waived any debts or claims held by it or waived any rights (which debts or rights are in excess of $5,000 (five thousand dollars) in the aggregate), whether or not in the ordinary course of business;

7.25.9.
made any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation (including fringe benefits), or severance or vacation or relaxation pay, to any director, officer, employee, consultant or agent and has not changed, altered or entered into any employment agreement or consulting agreement;

7.25.10.	written up or written down any of the Assets, which write-ups or write-downs are in excess of $5,000 (five thousand dollars in the aggregate); or

7.25.11.	made commitments or agreements for capital expenditures or capital additions or betterments.

Since the date of this Agreement, neither of the Sellers took any of the actions and no event occurred which constitutes a breach of Section 9.3. Since December 31, 2011, there has not been any Material Adverse Effect.

7.26.	No other businesses. Neither Seller is engaged in any business other than the Business. Arotech is not engaged in the Restricted Business Activities other than through its holdings in the Sellers.

7.27.
Volume of Activity in Israel. For the purposes of Section 17(a)(2) of the Israeli Restrictive Trade Practices Law 5748-1988 and the regulations promulgated thereunder (the “RTP Law”), Schedule 7.27 sets forth each Seller’s aggregate “sales turnover” (as such term is used in the RTP Law) in Israel for the year ended December 31, 2011. Neither Seller is a “monopoly” (as such term is used in the RTP Law), whether declared or undeclared.

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7.28.
Certain Transactions. All purchases and sales or other transactions which relate to the Business, if any, between a Seller and any officer, director, shareholder or key employee or Affiliate thereof have received all requisite corporate approvals and have been made on the basis of prevailing market rates and terms such that from the perspective of such Seller, all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties.

7.29.
No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of a Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with a Seller.

7.30.
Full Disclosure. All documents, written statements and other papers delivered to a Purchaser by or on behalf of a Seller in connection with this Agreement and the transactions contemplated herein, including the Seller Documents, are accurate, complete and authentic in all material respects. Furthermore, the information furnished to a Purchaser by or on behalf of a Seller in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading. There is no document, fact or information, individually or in the aggregate, relating to the Business, prospects, condition (financial or otherwise), affairs, operations, Assets or other properties of a Seller that has not been delivered or disclosed to a Purchaser in writing by a Seller and which is reasonably necessary to enable each Purchaser to make its decision to enter into this Agreement or to consummate the transactions contemplated hereby. As of the date of this Agreement and the Israel Closing, the Sellers have no reason to believe that TACOM would not award Shladot USA the David Project Order in 2012.

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants to the Sellers as of the Closing Date as follows:

8.1.
Due Incorporation. Each Purchaser is duly organized and validly existing under the Laws of the jurisdiction of its establishment and, where such concept is applicable, is in good standing under the Laws of such jurisdiction and has the requisite corporate power and authority to own, lease and operate its assets and properties.

8.2.
Authority to Execute and Perform Agreements. Each Purchaser has the capacity and authority to execute and deliver this Agreement and the Purchaser Documents to which it is a party, to perform and to consummate the transactions contemplated hereunder and thereunder and to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.

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8.3.
Regulatory Approvals and Other Consents. Other than consents required under the U.S. International Traffic in Arms Regulations (ITAR) with respect to receiving certain of the MDT USA Assets, no consent, approval, authorization, notice, filing, exemption or other requirement, whether prescribed by the Organizational Documents of a Purchaser, a Law or Order to which a Purchaser is subject, must be obtained by a Purchaser from any Person or Authority or which must otherwise be satisfied by a Purchaser for (i) the due execution, delivery and performance by such Purchaser of this Agreement or any of the Purchaser Documents at the Closing and (ii) the consummation of the transactions contemplated hereby or thereby, except such as have been obtained or made and are in full force and effect.

8.4.
No Broker.  No broker, finder, agent or similar intermediary has acted for or on behalf of a Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with a Purchaser.

9.	COVENANTS AND AGREEMENTS BETWEEN THE SELLERS AND THE PURCHASERS EFFECTIVE PRIOR TO THE CLOSING

The parties agree as follows:

9.1.
Business Examinations and Physical Investigations of Assets by Purchaser. Prior to the Closing (or the termination of this Agreement pursuant to Section 16), each Purchaser shall be entitled, through its employees and representatives, to make such investigations and examinations of the Business and the Assets during regular business hours and upon reasonable advance notice as it may reasonably request. In order that each Purchaser may have the full opportunity to do so, each Seller shall furnish each Purchaser and its representatives during such period with all information concerning the Business and the Assets as a Purchaser or such representatives may reasonably request and cause each Seller’s officers, employees, consultants, agents, accountants and attorneys to cooperate fully with a Purchaser and its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. No investigation by a Purchaser shall, or the Purchasers consummating any of the transactions contemplated by this Agreement, however, diminish or obviate in any way, or affect each Purchaser’s right to rely upon, any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or in any Seller Document.

9.2.
Access to Employees. From the date hereof until the Closing (or the termination of this Agreement pursuant to Section 16)), each Seller shall permit each Purchaser to approach and negotiate with any or all employees of the Sellers listed on Schedules 10.7 and 12.7 (or such other employees that may replace them) in an effort to persuade them to continue in the employ of the Sellers pending the Closing and thereafter to become employees of the Purchasers. The Sellers shall provide such assistance to the Purchasers in the solicitation and hiring of such employees as the Purchasers shall reasonably request.

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9.3.
Conduct of Business. Subject to non-material changes required or desirable as a result of the execution of this Agreement and preparations for Closing, from the date hereof through the Closing (or the termination of this Agreement pursuant to Section 16), each Seller shall: (i) conduct its business only in the ordinary course consistent with its past practices and additionally in accordance with this Agreement, (ii) comply with all Laws and Orders to which such Seller is subject, (iii) promptly notify the Purchasers in writing of the discovery of: (1) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement, or that occurs, arises or exists after the date of this Agreement, and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Sellers in this Agreement; (2) any breach of any covenant or obligation of the Sellers under this Agreement; and (3) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 10-14 unlikely or impossible, (iv) promptly notify the Purchasers of any Material Adverse Change, (v) use all reasonable efforts consistent with past practices and policies to keep available the services of its present consultants and employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it; and (v) not make any distributions or declare or pay any dividends or make other payments to its shareholders and/or Affiliates (including management fees and other payments to Affiliates consistent with past practice) or redeem, purchase or otherwise acquire or agree to redeem, purchase or acquire any of its share capital or securities. Notification of any of the events in clauses (iii) or (iv) hereof shall not have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 10 or 12, nor shall it be deemed to cure any misrepresentation, breach of warranty or breach of covenant, nor shall it limit or otherwise affect any rights or remedies that a Purchaser may have. Without limiting the generality of the foregoing, from the date hereof through the Closing (or the termination of this Agreement pursuant to Section 16), each Seller shall not, without the Purchasers’ consent, in their sole discretion:

9.3.1.	cause, permit or propose any amendments to the Organizational Documents;

9.3.2.	create any Liens on Assets, or allow to subsist any Liens on Assets (other than Excluded Assets) not existing on the date of this Agreement;

9.3.3.	failed to pay or discharge when due any Liabilities;

9.3.4.	sell, assign or transfer any assets or properties, except for the sale of Inventory or other Assets in the ordinary course of business consistent with past practices;

9.3.5.
cancel, modify or waive a debt or claim held by it or waive any right (which debt or right are in excess of $5,000 (five thousand dollars) in the aggregate), whether or not in the ordinary course of business;

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9.3.6.
make any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation (including fringe benefits), or extra severance or vacation or relaxation pay, to any director, officer, employee, consultant or agent or change, alter or enter into any employment agreement or consulting agreement;

9.3.7.	write up or write down any of its material assets, which write-ups or write-downs are in excess of $10,000 (ten thousand dollars) in the aggregate;

9.3.8.	make any commitments or agreements for capital expenditures or capital additions or betterments;

9.3.9.
effect any material change in the practices of ordering supplies and raw materials, shipping finished goods, invoicing customers or collecting debts from those practices adopted at the date of this Agreement;

9.3.10.	accept any customer orders for products or services with a value in excess of ten thousand dollars ($10,000), unless contemplated by Schedule 9.3.10;

9.3.11.
acquire or agree to acquire any equity interest in or a portion of the assets or property of any Person or division thereof, otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or enter into any joint ventures, strategic partnerships or alliances, or invest in any third party;

9.3.12.	materially modify, amend or terminate any existing material lease, license or Contract affecting the use, possession or operation of any of the Assets;

9.3.13.	incur any indebtedness for borrowed money or guarantee any indebtedness of another Person;

9.3.14.
enter into any Contracts (i) with a value in excess of $1,000 (one  thousand dollars) or order supplies or raw materials with an aggregate value in excess of $1,000 (one thousand dollars), (ii) which restrains, restricts, limits or impedes the ability of any Seller to compete with or conduct any business or line of business in any geographic area, (iii) is of a long term, onerous or unusual nature; (iv) could reasonably be expected to involve an obligation of a material nature or which may reasonably be expected to result in any material change in the nature or scope of its operations; (v) is not in the ordinary course of business or (vi) with an Affiliate;

9.3.15.	make any loan, grant credit, or give any guarantee, indemnity, surety or other credit support, other than credit to customers in the ordinary course consistent with past practices; or

9.3.16.	modify, amend or terminate, in any respect, any Acquired Contract or waive, delay the exercise of, release or assign any rights or claims thereunder.

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9.4.
No Solicitation or Negotiation.  Until the Closing (or the termination of this Agreement pursuant to Section 16), each Seller shall not, nor shall they cause, suffer or permit their shareholders, Affiliates, directors, officers, employees, representatives, agents, investment bankers, advisors, accountants or attorneys to, initiate or solicit, encourage or assist, directly or indirectly, any inquiries or the making of any proposal, or engage in negotiations or discussions with any Person, or provide any confidential information or data to any Person, with respect to any acquisition, business combination or purchase of all or any Asset or other significant asset of a Seller, or any direct or indirect equity interest in a Seller or with respect to any acquisition of any shares or other securities of a Seller, or to any fundraising by a Seller (whether in equity, by loan, by IPO, by private offer or otherwise) or otherwise facilitate any effort or attempt to seek any of the foregoing. Furthermore, each of the Sellers shall immediately terminate, and procure the termination by others of, all existing activities, discussions or negotiations with any Person with respect to any of the foregoing and shall immediately notify the Purchasers of any attempt or contact made by a Person to initiate any such activities, discussions or negotiations and provide the Purchasers with the identity of any such Person.

9.5.
Until the Closing (or the termination of this Agreement pursuant to Section 16), the parties hereto shall cooperate with one another in creating joint plans for the transition of the Sold Assets from the Sellers to the Purchasers at and after the Closing. The Sellers shall not take any action that is intended to have the effect of discouraging any lessor, licensor, user, customer, supplier, or other business associate of the Business from maintaining the same business relationship with the Purchasers after the Closing as it maintained with the Sellers prior to the Closing. Following the Closing, the Sellers shall use reasonable best efforts to refer all user and customer inquiries relating to the Assets and the Business to the Purchasers and shall encourage each Seller’s former customers to continue the business relationship they had with the Sellers with the Purchasers.

10.	CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASERS TO CLOSE AT THE ISRAEL CLOSING

The obligation of the Purchasers to consummate the Israel Closing shall be subject to the fulfillment, at or before the Israel Closing Date, of all of the conditions set forth below in this Section 10. The Purchasers may waive in their sole discretion any or all of such conditions in whole or in part without prior notice.

10.1.
The representations and warranties of the Sellers contained in this Agreement and in any Seller Document shall be true in all respects when made and on and as of the Israel Closing Date, and at the Israel Closing, each Seller shall have delivered to the Purchasers a certificate, in form and substance reasonably satisfactory to the Purchasers and their counsel, on behalf of such Seller to such effect signed by the chief executive officer of such Seller and addressed to the Purchasers.

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10.2.
Each Seller shall transfer, convey, assign and deliver to the relevant Purchaser, by appropriate executed deeds, bills of sale, assignments and other instruments in form and substance reasonably satisfactory to such Purchaser and its counsel all of such Seller’s right, title and interest in and to any and all MDT Israel Assets, free and clear of all Liens and all Liabilities (other than Assumed Liabilities) together with such other instruments of sale, transfer, conveyance, assignment and confirmation reasonably satisfactory to such Purchaser and its counsel, and the Sellers shall take such further actions, at Sellers’ expense, as such Purchaser may reasonably deem necessary or desirable in order to convey to such Purchaser, and to confirm such Purchaser’s title in and to, all of the MDT Israel Assets, thereof at the Israel Closing, provided that the costs and expenses of transporting an MDT Israel Asset in order to put a Purchaser in actual physical possession thereof shall be borne by the Purchaser.

10.3.
Each obligation of each Seller to be performed by it on or before the Israel Closing Date pursuant to the terms of this Agreement and the Seller Documents shall have been duly performed in all respects on or before the Israel Closing Date, and at the Israel Closing, each Seller shall have delivered to the Purchasers, in form and substance reasonably satisfactory to the Purchasers, a certificate to such effect addressed to the Purchasers signed by such Seller’s chief executive officer.

10.4.
The Purchasers shall have received from each Seller, in form and substance reasonably satisfactory to the Purchasers and their counsel, copies of resolutions of its board of directors, and of any other corporate body whose approval is required, including its shareholders, approving such Seller’s execution, delivery and performance of this Agreement and the Seller Documents and to perform fully its obligations hereunder and thereunder.

10.5.
Any and all corporate and regulatory approvals or third party consents listed in Section 7.4 of the Seller Disclosure Schedule as being required in respect of the Israel Closing shall have been obtained and be in full force and effect and true and correct copies thereof shall have been delivered to the Purchasers. All such consents and approvals shall be in form and substance reasonably satisfactory to the Purchasers and their counsel.

10.6.
No Proceeding shall have been instituted or threatened before any Authority seeking to challenge or restrain the transactions contemplated herein which presents a material risk that such transactions will be restrained or that any party hereto would be reasonably likely to suffer damages or other relief as a result of consummating such transactions. No Law shall have been enacted or be proposed to be enacted by the Israeli or United States governments that would make the transactions contemplated by this Agreement illegal or otherwise materially adversely affect the Assets.

10.7.
All of the employees named in Schedule 10.7A shall have entered into an employment agreement with the Shladot Israel, in form and substance satisfactory to such Purchaser and its counsel, pursuant to which he/she shall be an employee of the relevant Purchaser after the Israel Closing. Each such employee shall provide the Purchasers with an executed waiver in substantially the form of Exhibit 10.7B hereto with respect to the period prior to the Israel Closing.

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10.8.
No Material Adverse Change shall have occurred since the date hereof, and, at the Israel Closing, the Sellers shall have delivered to the Purchasers a certificate, in form and substance reasonably satisfactory to the Purchasers and their counsel, to such effect signed by the chief executive officer of the Sellers and addressed to the Purchasers.

10.9.
 The Purchasers shall have received from MDT Israel, in form and substance reasonably satisfactory to the Purchasers and their counsel, evidence that MDT Israel has duly filed all necessary applications and other documents with the Israeli Companies Registrar to effect a change of its name to a new name that does not contain the words “MDT” and/or “Armor” and/or “Armour” and/or “Protective” and/or any variation or derivative thereof or that might be confusingly similar to, or confused with, such names and such changes are in effect.

10.10.
Without derogating from Section 10.12, no more than two (2) Business Days prior to the Israel Closing, a representative of the Purchasers and a representative of the Sellers shall conduct a “taking of inventory” of the Inventory owned by MDT Israel and in accordance therewith shall update Schedule 7.14 hereto by removing such items of Inventory that have been sold by MDT Israel since the date of this Agreement and adding thereto such items of Inventory purchased by MDT Israel since the date of this Agreement (all without derogating from Section 9) (the Inventory set forth on such updated Schedule 7.14 (which updated Schedule shall be subject to the approval of the Purchasers), the “Closing Inventory”).

10.11.
MDT Israel shall provide to the Purchasers a balance sheet and profit and loss statement as of the end of the month prior to the Israel Closing Date signed by its respective chief executive officer and chief financial officer.

10.12.
The Purchasers’ legal, business and financial due diligence review of the Sellers, the Business and the Assets shall have been completed to the sole and complete satisfaction of the Purchasers and their advisors.

10.13.
All schedules, exhibits hereto which are to be prepared or delivered by the Sellers, including the Seller Disclosure Schedule, and all other Seller Documents, shall be in form and substance reasonably satisfactory to Purchasers and their counsel.

10.14.
The Purchasers’ boards of directors and if required under Law, the shareholders of Shladot USA, shall have approved the transactions contemplated by this Agreement as required by applicable Law and their respective Organizational Documents.

10.15.	Arotech shall have provided to the Purchasers the undertakings substantially in the form attached hereto as Schedule 10.15.

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11.	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLERS TO CLOSE AT THE ISRAEL CLOSING

The obligation of the Sellers to consummate the Israel Closing shall be subject to the fulfillment, at or before the Israel Closing Date, of all the conditions set forth below in this Section 11. The Sellers may waive in their sole discretion any or all of such conditions in whole or in part without prior notice.

11.1.
The representations and warranties of the Purchasers contained in this Agreement shall be true in all respects when made and on and as of the Israel Closing Date, and at the Israel Closing, each Purchaser shall have delivered to the Sellers a certificate, in form and substance reasonably satisfactory to the Sellers and their counsel, on behalf of such Purchaser to such effect signed by the chief executive officer or another executive officer of such Purchaser and addressed to the Sellers.

11.2.
Each obligation of each Purchaser to be performed by it on or before the Israel Closing Date pursuant to the terms of this Agreement and the Purchaser Documents shall have been duly performed in all respects on or before the Israel Closing Date, and at the Israel Closing, each Purchaser shall have delivered to the Sellers, in form and substance reasonably satisfactory to the Sellers, a certificate to such effect addressed to the Sellers signed by such Purchaser’s chief executive officer or another executive officer.

11.3.
The Sellers shall have received from each Purchaser, in form and substance reasonably satisfactory to the Sellers and their counsel, copies of resolutions of its board of directors, and of any other corporate body whose approval is required, including its shareholders, approving such Purchaser’s execution, delivery and performance of this Agreement and the Purchaser Documents and to perform fully its obligations hereunder and thereunder.

11.4.
No Proceeding shall have been instituted or threatened before any Authority seeking to challenge or restrain the transactions contemplated herein which presents a material risk that such transactions will be restrained or that any party hereto would be reasonably likely to suffer damages or other relief as a result of consummating such transactions. No Law shall have been enacted or be proposed to be enacted by the Israeli or United States governments that would make the transactions contemplated by this Agreement illegal.

11.5.
Without derogating from Section 10.12, no more than two (2) Business Days prior to the Israel Closing, a representative of the Purchasers and a representative of the Sellers shall conduct a “taking of inventory” of the Inventory owned by MDT Israel and in accordance therewith shall update Schedule 7.14 hereto by removing such items of Inventory that have been sold by MDT Israel since the date of this Agreement and adding thereto such items of Inventory purchased by MDT Israel since the date of this Agreement (all without derogating from Section 9).

11.6.	All certificates to be delivered by the Purchasers shall be in form and substance reasonably satisfactory to Sellers and their counsel.

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11.7.	The Sellers’ boards of directors (or equivalent bodies) shall have approved the transactions contemplated by this Agreement.

12.	CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASERS TO CLOSE AT THE USA CLOSING

The obligation of the Purchasers to consummate the USA Closing shall be subject to the fulfillment, at or before the USA Closing Date, of all of the conditions set forth below in this Section 12. The Purchasers may waive in their sole discretion any or all of such conditions in whole or in part without prior notice.

12.1.
The representations and warranties of the Sellers contained in this Agreement and in any Seller Document shall be true in all respects when made and with respect to MDT USA on and as of the USA Closing Date, and at the USA Closing, MDT USA shall have delivered to the Purchasers a certificate, in form and substance reasonably satisfactory to the Purchasers and their counsel, on behalf of such Seller to such effect signed by the chief executive officer of such Seller and addressed to the Purchasers.

12.2.
MDT USA shall transfer, convey, assign and deliver to the relevant Purchaser, by appropriate executed deeds, bills of sale, assignments and other instruments in form and substance reasonably satisfactory to such Purchaser and its counsel all of such Seller’s right, title and interest in and to any and all MDT USA Assets, free and clear of all Liens and all Liabilities (other than Assumed Liabilities) together with such other instruments of sale, transfer, conveyance, assignment and confirmation reasonably satisfactory to such Purchaser and its counsel, and MDT USA shall take such further actions, at its expense, as such Purchaser may reasonably deem necessary or desirable in order to convey to such Purchaser, and to confirm such Purchaser’s title in and to, all of the MDT USA Assets, thereof at the USA Closing, provided that the costs and expenses of transporting an MDT USA Asset in order to put a Purchaser in actual physical possession thereof shall be borne by the Purchaser.

12.3.
Each obligation of MDT USA to be performed by it on or before the USA Closing Date pursuant to the terms of this Agreement and the Seller Documents shall have been duly performed in all respects on or before the USA Closing Date, and at the USA Closing, MDT USA shall have delivered to the Purchasers, in form and substance reasonably satisfactory to the Purchasers, a certificate to such effect addressed to the Purchasers signed by such Seller’s chief executive officer.

12.4.
The Purchasers shall have received from MDT USA, in form and substance reasonably satisfactory to the Purchasers and their counsel, copies of resolutions of its board of directors, and of any other corporate body whose approval is required, including its shareholders, approving such Seller’s execution, delivery and performance of this Agreement and the Seller Documents and to perform fully its obligations hereunder and thereunder.

12.5.
Any and all corporate and regulatory approvals or third party consents listed in Section 7.4 of the Seller Disclosure Schedule as being required in respect of the USA Closing shall have been obtained and be in full force and effect and true and correct copies thereof shall have been delivered to the Purchasers. All such consents and approvals shall be in form and substance reasonably satisfactory to the Purchasers and their counsel. Without derogating from the aforesaid, the United States Directorate of Defense Trade Controls (DDTC) shall have approved the sale of the MDT USA Assets to Shladot USA.

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12.6.
No Proceeding shall have been instituted or threatened before any Authority seeking to challenge or restrain the transactions contemplated herein which presents a material risk that such transactions will be restrained or that any party hereto would be reasonably likely to suffer damages or other relief as a result of consummating such transactions. No Law shall have been enacted or be proposed to be enacted by the Israeli or United States governments that would make the transactions contemplated by this Agreement illegal or otherwise materially adversely affect the Assets.

12.7.
At least 80% (eighty percent) of the employees of MDT USA named in Schedule 12.7A shall have remained employees of such Seller up until the USA Closing and shall have entered into an employment agreement with Shladot USA, in form and substance satisfactory to such Purchaser and its counsel, pursuant to which he/she shall be an employee of such Purchaser following the USA Closing. All of the employees named in Schedule 12.7B shall have remained employees of the relevant Seller up until the USA Closing and shall have entered into an employment agreement with the relevant Purchaser, in form and substance satisfactory to such Purchaser and its counsel, pursuant to which he/she shall be an employee of the relevant Purchaser after the USA Closing.

12.8.
The Purchasers shall have received from MDT USA, in form and substance reasonably satisfactory to the Purchasers, evidence that the MDT USA has paid or made provision for in full, in cash, the entire amount of all Liabilities (other than Assumed Liabilities, if any) owing by MDT USA including all contingent and future Liabilities for products ordered prior to the Effective Time. Nothing in the aforesaid shall derogate from the Purchasers not being liable for any Liabilities, other than the Assumed Liabilities.

12.9.
The Purchasers shall have received from the Sellers, in form and substance reasonably satisfactory to the Purchasers, evidence that all utility bills relating to the Building have been paid up to the USA Closing Date.

12.10.
No Material Adverse Change shall have occurred since the date hereof, and, at the USA Closing, the Sellers shall have delivered to the Purchasers a certificate, in form and substance reasonably satisfactory to the Purchasers and their counsel, to such effect signed by the chief executive officer of the Sellers and addressed to the Purchasers.

12.11.
 The Purchasers shall have received from the Sellers, in form and substance reasonably satisfactory to the Purchasers and their counsel, evidence that each of the Sellers has duly filed all necessary applications and other documents with the Secretary of State of the State of Delaware to effect a change of its name to a new name that does not contain the words “MDT” and/or “Armor” and/or “Armour” and/or “Protective” and/or any variation or derivative thereof or that might be confusingly similar to, or confused with, such names and such changes are in effect.

Execution Copy

12.12.
Without derogating from Section 12.14, no more than two (2) Business Days prior to the USA Closing, a representative of the Purchasers and a representative of the Sellers shall conduct a “taking of inventory” of the Inventory owned by MDT USA and in accordance therewith shall update Schedule 7.14 hereto by removing such items of Inventory that have been sold by the Sellers since the date of this Agreement and adding thereto such items of Inventory purchased by the Sellers since the date of this Agreement (all without derogating from Section 9) (the Inventory set forth on such updated Schedule 7.14 (which updated Schedule shall be subject to the approval of the Purchasers), the “Closing Inventory”).

12.13.
MDT USA shall provide to the Purchasers a balance sheet and profit and loss statement as of such date which is no more than ten (10) days prior to the USA Closing Date signed by its respective chief executive officer and chief financial officer.

12.14.	Reserved.

12.15.
All schedules, exhibits hereto which are to be prepared or delivered by the Sellers, including the Seller Disclosure Schedule, and all other Seller Documents, shall be in form and substance reasonably satisfactory to Purchasers and their counsel.

12.16.
Shladot USA’s boards of directors (or equivalent bodies), and if required under Law, the shareholders of Shladot USA, shall have approved the transactions contemplated by this Agreement as required by applicable Law and their respective Organizational Documents.

12.17.	Shladot USA and MDT USA shall have entered into the USA Lease Agreement and all consents and approvals required for the execution and the coming into effect thereof shall have been received.

12.18.	Arotech shall have confirmed in writing, to the Purchasers, its undertakings referred to in Section 10.15.

13.	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLERS TO CLOSE AT THE USA CLOSING

The obligation of the Sellers to consummate the USA Closing shall be subject to the fulfillment, at or before the USA Closing Date, of all the conditions set forth below in this Section 13. The Sellers may waive in their sole discretion any or all of such conditions in whole or in part without prior notice.

13.1.
The representations and warranties of the Purchasers contained in this Agreement shall be true in all respects when made and with respect to Shladot USA on and as of the USA Closing Date, and at the USA Closing, Shladot USA shall have delivered to MDT USA a certificate, in form and substance reasonably satisfactory to MDT USA and its counsel, on behalf of such Purchaser to such effect signed by the chief executive officer or another executive officer of such Purchaser and addressed to MDT USA.

Execution Copy

13.2.
Each obligation of Shladot USA to be performed by it on or before the USA Closing Date pursuant to the terms of this Agreement and the Purchaser Documents shall have been duly performed in all respects on or before the USA Closing Date, and at the USA Closing, such Purchaser shall have delivered to MDT USA, in form and substance reasonably satisfactory to MDT USA, a certificate to such effect addressed to MDT USA signed by such Purchaser’s chief executive officer or another executive officer.

13.3.
The Sellers shall have received from each Purchaser, in form and substance reasonably satisfactory to the Sellers and their counsel, copies of resolutions of its board of directors, and of any other corporate body whose approval is required, including its shareholders, approving such Purchaser’s execution, delivery and performance of this Agreement and the Purchaser Documents and to perform fully its obligations hereunder and thereunder.

13.4.
No Proceeding shall have been instituted or threatened before any Authority seeking to challenge or restrain the transactions contemplated herein which presents a material risk that such transactions will be restrained or that any party hereto would be reasonably likely to suffer damages or other relief as a result of consummating such transactions. No Law shall have been enacted or be proposed to be enacted by the Israeli or United States governments that would make the transactions contemplated by this Agreement illegal.

13.5.
Without derogating from Section 12.14, no more than two (2) Business Days prior to the USA Closing, a representative of the Purchasers and a representative of MDT USA shall conduct a “taking of inventory” of the Inventory owned by MDT USA and in accordance therewith shall update Schedule 7.14 hereto by removing such items of Inventory that have been sold by such Seller since the date of this Agreement and adding thereto such items of Inventory purchased by such Seller since the date of this Agreement (all without derogating from Section 9).

13.6.	All certificates to be delivered by the Purchasers shall be in form and substance reasonably satisfactory to Sellers and their counsel.

13.7.	The Sellers’ boards of directors (or equivalent bodies) shall have approved the transactions contemplated by this Agreement.

13.8.	The United States Directorate of Defense Trade Controls (DDTC) shall have approved the sale of the MDT USA Assets to Shladot USA.

13.9.	Shladot USA and MDT USA shall have entered into the USA Lease Agreement and all consents and approvals required for the execution and the coming into effect thereof shall have been received.

14.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

14.1.
Survival of Representations and Warranties.  Each representation and warranty of the Sellers contained herein or in any Seller Document shall survive the execution and delivery of this Agreement and the Closing and shall thereafter survive for a period of three (3) years following the Closing. The representations and warranties of the Purchasers contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall thereafter survive for a period of one (1) year following the Closing.

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15.	COVENANTS AND AGREEMENTS OF THE PARTIES AFTER CLOSING

15.1.
Covenants Against Competition. Each of the Sellers acknowledges that the Purchasers would not purchase the Sold Assets nor assume the Assumed Liabilities but for the agreements and covenants of the Sellers contained in this Section 15.1. Accordingly, each of the Sellers, jointly and severally, covenants and agrees to the Purchasers as follows:

15.1.1.
Covenant Not to Compete.  Such Seller shall not, directly or indirectly, at any time during the Restricted Period: (i) be engaged in a business which is competitive to the Restricted Business Activities or (ii) have any ownership interest (of record or beneficial) in, or have any interest as an officer or director in, any Person that engages in a business which is competitive to the Restricted Business Activities; provided, however, that any such Seller may own, directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if such Seller owns, directly or indirectly, less than three percent (3%) of any class of securities of such Person. “Restricted Business Activities” means: developing, manufacturing, marketing, distributing and/or selling armoring solutions and/or ballistic products and/or fragmentation kits for vehicles of all kinds including, wheeled ground vehicles (including cars, jeeps, trucks, motorcycles and mopeds), fixed and rotary wing aircraft, boats, ships, building and military vehicles and/or individuals, including ballistic curtains and blankets, vests, chest and back plates, shields, and related repair kits but shall not include developing, manufacturing, marketing, distributing and/or selling of Lightweight Releasable Tactical Plate Carriers that are sold as part of Arotech’s modular power distribution system known as “Swipes” (Soldier Worn Integrated Power Equipment System).

15.1.2.
Solicitation of Business. During the Restricted Period, such Seller shall not solicit or assist any other Person to solicit any business from any present or past customer of the Business for a product or service competitive to a product or service included in the Restricted Business Activities; or request or advise any present customer or supplier of the Business to withdraw, curtail or cancel its business dealings with the Purchasers.

15.1.3.
Employees. During the Restricted Period, such Seller shall not directly or indirectly: (i) solicit or encourage any employee or consultant of the Purchasers to leave the employ of the Purchasers or any of its Affiliates or (ii) hire any employee who has left the employment of the Purchasers if such hiring is proposed to occur within two (2) years after the later of the Israel Closing Date and the USA Closing Date.

15.1.4.
Confidential Information. From and after the Israel Closing and throughout the Restricted Period, except upon the Purchasers’ express prior written consent, such Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of such Seller or any other Person, all confidential matters and trade secrets known to it relating to the Business, including, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, invention and research projects and other business affairs relating to the Business learned by such Seller heretofore or hereafter, and shall not disclose them to anyone other than the Purchasers and their Affiliates; provided, however, that the foregoing shall not apply to any information which is or becomes part of the public domain (other than as a result of a breach of this Agreement or other obligations of confidentiality that such Seller may owe to the Purchasers), nor shall it apply to information that Arotech currently  uses in its other business activities which information is set forth on Schedule 15.1.4. Any obligation under this Section 15.1.4 shall be subject to any obligation to comply with any Law or Order, provided that such Seller has given the Purchasers timely notice of such required disclosure and has exhausted all reasonable means of maintaining the confidentiality of such information and further provided that such Seller provides the Purchasers with a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

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15.1.5.
Use of Names. From and after the relevant Closing, such Seller and the Israel Closing none of their Affiliates, shall carry on any business under, or make commercial use of, the name “MDT” and/or “Armor” and/or “Armour” and/or any variation or derivative thereof or any name which might be confusingly similar to or confused with such names.

15.1.6.
Rights and Remedies Upon Breach. If any Seller breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Purchasers and their Affiliates shall have in addition to, and not in lieu of, any other rights and remedies available to them at law or in equity, the right and remedy to have the Restrictive Covenants specifically enforced, all without the need to post a bond or any other security or to prove any amount of actual damage or to prove that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Business, the Assets and/or the Purchasers and their Affiliates and that monetary damages will not provide an adequate remedy to the Purchasers and their Affiliates.

15.1.7.	Waiver. Each such Seller hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

15.1.8.
Judicial Modification.  Without derogating from Section 15.1.7, if the scope of any restriction contained in this Section 15.1 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by Law, and each Seller hereby consents and agrees that such scope may be judicially modified accordingly in any Proceeding brought to enforce such restriction.

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15.2.	Further Assurances.

15.2.1.
At any time and from time to time after a Closing, at a Purchaser’s request and at the Sellers’ out-of-pocket expense and for no further consideration, each Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as a Purchaser may reasonably deem necessary or desirable in order to more effectively convey to such Purchaser, and to confirm such Purchaser’s title to and in, all of the Sold Assets, and to assist such Purchaser in exercising all rights with respect thereto, provided that the costs and expenses of transporting a Sold Asset in order to put a  Purchaser in actual physical possession thereof shall be borne by the Purchaser. Shladot Israel shall have all of the tangible MDT Israel Assets that are located at 3 Israel Zmora Street, Northern Industrial Park, Lod removed by no later than thirty (30) days following the Israel Closing Date.

15.2.2.
If an attempted transfer or assignment of an Asset would be ineffective or would impair any of a Purchaser’s rights so that a Purchaser would not receive the benefits of the Asset to which the same relates, then the Sellers agree to use reasonable commercial efforts and to cooperate fully with the Purchasers in order to obtain for the Purchasers the benefits of such Asset and until such time that the Asset can be fully transferred and assigned to the Purchasers, the Sellers shall be deemed to hold the respective Asset and all rights and privileges with respect thereto as a trustee for the sole benefit of the Purchasers and shall manage such Asset, at the Purchaser’s out-of-pocket expense but for no further consideration, solely in accordance with instructions of the Purchasers. In addition, the Sellers hereby irrevocably constitute and appoint, from and after a Closing, each of the Purchasers or its successors and assigns, its true and lawful attorney, with full power of substitution, in the name of a Purchaser, or in a Seller’s name, to take any and all action which a Purchaser may reasonably deem proper in order to provide the Purchasers with the benefits under any Sold Asset where any required consent of the other party to the transfer or assignment thereof to the Purchasers pursuant to this Agreement shall not have been effective. The Sellers acknowledge that the foregoing powers are coupled with an interest and are not and shall not be revocable in any manner or for any reason.

15.2.3.
For a period of twelve (12) months from the Closing, neither of the Sellers shall (i) wind-up, liquidate, dissolve or make a general assignment for the benefit of its creditors (or commence any such actions) or (ii) merge, consolidate, amalgamate or reorganize with or into another Person resulting in the Seller, not being the surviving entity and shall otherwise maintain its corporate existence, provided however that a Seller may wind-up, liquidate, dissolve, merge, consolidate, amalgamate or reorganize with or into another Person resulting in a Seller, not being the surviving entity following another Person acquiring all or substantially all the shares or assets of such Seller, or into which a Seller, shall merge, whether by operation of law or otherwise, provided that such other Person undertakes to the Purchasers in writing to assume the liabilities and be bound by the obligations of such Seller under this Agreement and the Seller Documents.

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15.3.
Removal of Excluded Assets. On or before the USA Closing Date, and to the extent possible, the Sellers shall remove all Excluded Assets from the Building. Such removal shall be done in such manner as to avoid any damage to the Building and any disruption of the business operations to be conducted by the Purchasers after the USA Closing.  Any damage to the Sold Assets or to the Building resulting from such removal shall be paid by the Sellers at the USA Closing or such later date if not demanded by the Purchasers to be paid at the USA Closing. Should a Seller fail to remove the Excluded Assets as required by this Section, the Purchasers shall have the right, but not the obligation, (a) to remove the Excluded Assets at the Sellers’ sole cost and expense or (b) to treat the Excluded Assets as unclaimed and/or to proceed to dispose of the same under the laws governing unclaimed property or (c) to exercise any other right or remedy conferred by applicable Law or in equity. The Sellers shall promptly reimburse the Purchasers for all costs and expenses incurred by them in connection with any Excluded Assets not removed by the Sellers as aforesaid on or before the USA Closing Date.

15.4.
Access to Records. After the Closing Date and subject to the following sentence, the Sellers shall provide the Purchasers and their representatives with reasonable access to its books, data and records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice.  The Sellers shall keep such books, data and records that are Excluded Assets within its possession and readily available for review by the Purchaser and their representatives for at least five (5) years after the Closing Date. At the request of a Purchaser, the Sellers shall provide a hard copy of the book, data and records of the Sellers that are part of the Sold Assets that have been provided to a Purchaser in electronic form, but only to the extent that the provision thereof pursuant to a request would not cause undue hardship to the Sellers.

15.5.
Transfer Taxes.  The Sellers shall be responsible any and all transfer, documentary, sales, use, stamp, registration, transfer, real estate transfer, and other such Taxes and fees imposed or levied by reason of, attributable to, or in connection with this Agreement or the transactions under this Agreement (“Transfer Taxes”) and shall be paid by the Sellers, when due, regardless of the Person liable for such Transfer Taxes under Law and the Sellers will, at the their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Law, the Purchasers will join in the execution of any such Tax Returns and other documentation.

15.6.
 Each of the Sellers hereby undertakes to, jointly and severally, indemnify, defend and hold harmless each of the Indemnitees against all losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees and expenses of investigation and defense) (“Losses”), paid, incurred or sustained by the Indemnitees, or any of them, including if paid in settlement of or in connection with any threatened or actual claim, action, suit, Proceeding or investigation, that arise out of, in connection with, or relate to, in whole or in part any Excluded Assets and any Excluded Liability existing prior to or after the Closing or arising out of facts or circumstances related to any Excluded Asset or Excluded Liability, whether existing prior to or after the Closing, whether or not such liabilities, obligations or claims were known at the time of the Closing. None of the Purchasers shall enter into any settlement agreement with respect to any claim, action, suit, Proceeding or investigation for which it may seek indemnity hereunder without obtaining the prior consent of the Sellers.  Nothing in the above shall derogate from any rights or remedies of the Indemnitees under Law or equity for breach of this Agreement or the Seller Documents including for breach of representations and warranties.

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15.7.
Each of the Purchasers hereby undertakes to, jointly and severally, indemnify, defend and hold harmless each of the Sellers against all losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees and expenses of investigation and defense) (“Losses”), paid, incurred or sustained by any of the Sellers, including if paid in settlement of or in connection with any threatened or actual claim, action, suit, Proceeding or investigation, that arise out of, in connection with, or relate to, any Assumed Liability. Neither of the Sellers shall enter into any settlement agreement with respect to any claim, action, suit, Proceeding or investigation for which it may seek indemnity hereunder without obtaining the prior consent of the Purchasers.  Nothing in the above shall derogate from any rights or remedies of the Purchasers under Law or equity for breach of this Agreement or the Seller Documents including for breach of representations and warranties.

16.	TERMINATION; REMEDIES

16.1.	Termination Events. This Agreement may be terminated prior to the Closing, provided that following the Israel Closing, the termination shall only be in respect of MDT USA and the USA Closing:

16.1.1.
by either the Sellers or the Purchasers if a court of competent jurisdiction or Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use commercially reasonable efforts to lift) and such was not at the request of the parties seeking termination of the Agreement, in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

16.1.2.
by the Purchasers, if the Closing has not taken place on or prior to September 15, 2012 (the “Longstop Date”), provided however, (i) that the Purchasers may extend the Longstop Date by additional monthly periods indefinitely and (ii) the Purchasers shall not be entitled to terminate this Agreement if the USA Closing has not taken place on or before such date as a result of any failure on its part to comply with or perform any covenant or obligation of any of such parties set forth in this Agreement;

16.1.3.	by the mutual consent of the Sellers and the Purchasers.

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16.2.
Termination Procedures.  If the Sellers or the Purchasers wish to terminate this Agreement pursuant to Section 16.1.1 or16.1.2, such parties shall deliver to the other parties hereto a written notice stating that the former is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

16.3.
Effect of Termination. If this Agreement is terminated as aforesaid, all further obligations of the parties under this Agreement shall terminate; provided, however, except as agreed to otherwise, no party shall be relieved of any obligation that accrued prior to such termination or of any liability arising from any prior breach by such party of any provision of this Agreement and the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 1, 2, 14, 15, 18, and 19 (and for the removal of doubt, to all of the provisions of this Agreement which relate to MDT Israel and Israel Closing).

17.	EXPENSES; CONFIDENTIALITY

17.1.
Expenses. Unless stated otherwise in this Agreement, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation preparation, execution and delivery of this Agreement and the performance of their respective obligations hereunder.

17.2.
Confidentiality. Subject to any obligation to comply with any Law or Order to make information available to the Persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other party and all of the terms and conditions of this Agreement shall be kept in confidence by each party, and each party shall cause its shareholders, members, directors, officers, employees, agents, advisors and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information (but in no event less than reasonable care) and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge (other than as a result of a breach of this Agreement); provided, however, that the foregoing shall not apply to any information obtained by any party through its own independent investigations or received by any party from a third party not under any obligation to keep such information confidential nor to any information obtained by a Purchaser which is generally known to others engaged in the trade or business of the Sellers; and provided, further, that from and after the Closing, the Purchasers shall be under no obligation to maintain confidential any such information concerning the Sold Assets and the Business. If this Agreement shall be terminated for any reason, each party shall return or cause to be returned to the other all written data, information, files, records and copies of documents, worksheets and other materials obtained by such party in connection with the transactions contemplated herein; provided, however, that the parties may deposit a single archive copy of such material with their counsel (i) for use as a reference for purposes of interpreting obligations under this Agreement, and (ii) for use in the event of any future litigation. Purchasers acknowledge that Arotech may file a copy of this agreement as an exhibit to a Current Report on Form 8-K. The Purchasers shall have no liability in respect of any such Current Report other than with respect to information furnished by a Purchaser in connection therewith.

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17.3.
Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of the form and substance thereof by the Purchasers and the Sellers; provided, however, that such restrictions shall not apply to any disclosure required by regulatory Authorities, applicable Law or the rules of any securities exchange which may be applicable to a party or its Affiliates, provided that, to the extent practicable, the other party or parties are provided written notice of such disclosure prior thereto with the opportunity to consult with the disclosing party with regard to the content of such disclosure. The Sellers shall have no liability in respect of any such disclosure made by the Purchasers other than with respect to information furnished by a Seller in connection therewith.

18.	NOTICES

18.1.
Notices. All notices, requests and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be delivered by courier or other means of personal service, or sent by facsimile or e-mail or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to a Purchaser:	Shladot Ltd. 18 Keren Hayesod St. Kiryat Ata, Israel P.O. Box 10656, Haifa Bay 26119 Israel Fax: +972-4-841-1221 Email: alon@shladot.com Attention: Vice Chairman of the Board of Directors
with a copy to (which shall not constitute notice):	Gornitzky & Co., Advocates and Notaries 45 Rothschild Blvd. Tel Aviv, Israel 65784 Fax: +972-3-560-6555 Attention: Ari Fried, Adv.
if to a Seller:	c/o Arotech Corporation 1229 Oak Valley Drive Ann Arbor, Michigan 48108 Fax: +1-734-761-5368 E-mail: ehrlich@arotech.com Attention: Chief Executive Officer

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with a copy to (which shall not constitute notice):	Yaakov Har-Oz Senior Vice President and General Counsel Arotech Corporation One HaSolela Street Beit Shemesh 99054, Israel Fax: 011-972-2-990-6688 E-mail: yaakovh@arotech.com

Any notice sent in accordance with this Section 18.1 shall be effective: (i) if mailed, seven (7) Business Days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile or e-mail, two (2) Business Days following transmission and electronic confirmation of receipt. However, if any communication would otherwise become effective on a non-Business Day or after 5 p.m. on a Business Day, it shall instead become effective at 9 a.m. on the next Business Day.

19.	MISCELLANEOUS

19.1.
Further Assurances. Each of the parties shall use commercially reasonable efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such other party’s benefit or to cause the same to be fulfilled and to execute such further documents and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

19.2.	Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchasers and the Sellers.

19.3.
Entire Agreement. This Agreement, and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto constitute the final, complete and exclusive agreement among the parties with respect to the purchase of the Assets, the transactions contemplated herein and therein and with regard to the subject-matters hereof and thereof, supersede all prior agreements, understandings and representations written or oral, with respect thereto, including that certain letter of intent dated March 7, 2012 but excluding the Supplement to the LOI (which Supplement shall continue to be in force), and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

19.4.
Governing Law and Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Israel without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Israel. The competent courts of Tel Aviv shall have exclusive jurisdiction upon any dispute arising hereunder and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, provided, however, that, solely for the purpose of seeking injunctive or other equitable relief in respect of Section 15.1, 15.2.3, 15.4 above, the Purchasers shall be entitled to seek such relief in any jurisdiction.

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19.5.
Binding Effect; Assigns. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors and assigns. Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned, conveyed, or otherwise transferred by a party without the prior written consent of the other parties hereto; provided, however, that prior to or following the Closing, this Agreement and any rights and obligations of a Purchaser hereunder and under any Purchaser or Seller Documents may, without the prior written consent of the other parties hereto, be assigned and/or delegated by a Purchaser to any Affiliate of such Purchaser, provided that Shladot Israel shall not be relieved of any of its obligations hereunder, or pledged or hypothecated to any lender(s) of a Purchaser or any such Affiliate, and following the Closing, this Agreement and any rights and obligations of a Purchaser hereunder and under any Purchaser or Seller Documents may also be assigned and/or delegated by a Purchaser, without the prior written consent of the other parties hereto, to any Person owning or acquiring all or substantially all the shares or assets of the Purchaser, or into which the Purchaser, shall merge, whether by operation of law or otherwise.

19.6.
Joint and Several Liability. Whether expressly stated or not, the Sellers shall be jointly and severally liable for the representations, warranties, covenants and agreements of any of the Sellers set forth in this Agreement and the Seller Documents.

19.7.
Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

19.8.
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. The parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the purposes and intent of such invalid and enforceable provisions.

19.9.
Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.

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No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

19.10.
Parties in Interest. None of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any), except that the Indemnitees will be entitled to the rights and benefits provided to the Indemnitees hereunder.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

MDT Armor Corporation By: _____________________ Name: ___________________ Title:____________________	M.D.T. Protective Industries Ltd. By: _____________________ Name: ___________________ Title:____________________
MDT-Shladot, Inc. By: _____________________ Name: ___________________ Title:____________________	Shladot Ltd. By: _____________________ Name: ___________________ Title:____________________

[Signature page to the Asset Purchase Agreement dated June 20, 2012 between MDT Armor Corporation, M.D.T. Protective Industries Ltd., Shladot Ltd. and MDT-Shladot, Inc.]